Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-109185, 333-118764, 333-52852, 333-132100, 333-161516, 333-75243, 333-185757, and 333-221833 on Form S-8 and Registration Statement No. 333-207652 on Form S-3 of our reports dated August 3, 2018, relating to the consolidated financial statements and the related notes of Microsoft Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s change in method of accounting for revenue from contracts with customers and for accounting for leases in fiscal year 2018 due to the adoption of the new revenue standard and new lease standard, respectively), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2018.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

August 3, 2018